Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
STEEL EXCEL INC.

Steel Excel Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: ARTICLE FOUR, Part 1(A) of the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

“Part 1. Authorized Capital Stock. (A) This Corporation is authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 19,000,000 shares consisting of:

(i) 18,000,000 shares of Common Stock, $.001 per share par value; and

(ii) 1,000,000 shares of Preferred Stock, $.001 per share par value of which Two-Hundred Fifty Thousand (250,000) shares have been designated Series A Participating Preferred Stock and Forty Thousand (40,000) shares have been designated Series B Participating Preferred Stock.”

THIRD: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FOURTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this 18th day of May, 2012.

STEEL EXCEL INC.

By: /s/ John J. Quicke
Name: John J. Quicke Title: Interim President and Chief Executive Officer